Exhibit 99.1
Unaudited Pro Forma Consolidated Financial Information
     The following unaudited pro forma consolidated financial information is based on the consolidated financial statements of The Lubrizol Corporation (“Lubrizol”) adjusted to give effect to the sale of the food ingredients and industrial specialties businesses (“FIIS”). FIIS previously reported into the Specialty Chemicals segment. Most of the FIIS divestiture reported into the consumer specialties product line while a small portion reported into the performance coatings product line. The unaudited pro forma consolidated balance sheet assumes the disposition of FIIS on December 31, 2005. Such pro forma information is based upon the historical balance sheet of Lubrizol and FIIS as of that date. The unaudited pro forma consolidated statements of income give effect to the disposition of FIIS for the three years ended December 31, 2005 as if the disposition occurred on January 1, 2003.
     The sale of FIIS primarily included businesses acquired in the Noveon International, Inc. acquisition that was completed on June 3, 2004. In connection with the acquisition, Lubrizol targeted non-core businesses for disposition. The FIIS businesses were part of this disposition plan.
     The unaudited pro forma consolidated financial information is presented for illustrative purposes only and, therefore, is not necessarily indicative of the operating results and financial position that might have been achieved had the transaction occurred as of an earlier date, nor are they necessarily indicative of operating results and financial position that may occur in the future. The unaudited pro forma consolidated financial information does not reflect the use of the net cash proceeds in Lubrizol’s on-going operations or the effect on its future financial position, as the ultimate use of such proceeds is still under evaluation. The unaudited pro forma consolidated financial information should be read in conjunction with the historical consolidated financial statements and notes thereto in the Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

Pro Forma Consolidated Balance Sheet (Unaudited)
As of December 31, 2005

		FIIS				Pro Forma
(In Millions of Dollars)	As Reported	Disposition		Adjustments		Financial Position

ASSETS
Cash and short-term investments	$262.4	$261.8	(A)	$–		$524.2
Receivables	585.6	(46.3)		–		539.3
Inventories	586.0	(65.4)		–		520.6
Other current assets	138.3	(0.9)		(31.0	) (C)	106.4

Total current assets	1,572.3	149.2		(31.0)		1,690.5

Property and equipment – at cost	2,621.5	(141.1)		–		2,480.4
Less accumulated depreciation	1,437.1	(25.5)		–		1,411.6

Property and equipment – net	1,184.4	(115.6)		–		1,068.8

Goodwill	1,138.8	(85.1)		–		1,053.7
Intangible assets – net	404.6	(20.4)		–		384.2
Investments in non-consolidated companies	7.6	–		–		7.6
Other assets	58.6	(0.6)		–		58.0

TOTAL	$4,366.3	$(72.5)		$(31.0)		$4,262.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term debt and current portion of long-term debt	$7.9	$–		$–		$7.9
Accounts payable	372.2	–		–		372.2
Accrued expenses and other current liabilities	284.8	(5.1)		–		279.7

Total current liabilities	664.9	(5.1)		–		659.8

Long-term debt	1,662.9	–		–		1,662.9
Postretirement health care obligations	102.6	–		–		102.6
Noncurrent liabilities	204.0	(6.4)		–		197.6
Deferred income taxes	113.7	(0.4	) (B)	(21.5	) (C)	91.8

Total liabilities	2,748.1	(11.9)		(21.5)		2,714.7

Minority interest in consolidated companies	51.0	–		–		51.0

Contingencies and commitments
Preferred stock without par value – unissued	–	–		–		–
Common shares without par value – 68,043,241 outstanding shares at December 31, 2005	663.7	–		–		663.7
Retained earnings	1,016.0	(60.6	) (B)	(9.5	) (C)	945.9
Accumulated other comprehensive loss	(112.5)	–		–		(112.5)

Total shareholders’ equity	1,567.2	(60.6)		(9.5)		1,497.1

TOTAL	$4,366.3	$(72.5)		$(31.0)		$4,262.8

(A)	To reflect the cash proceeds resulting from the sale of FIIS of $269.7 million less a working capital adjustment estimated at $0.9 million based on the December 31, 2005 balances and transaction related costs estimated at $7.0 million.

(B)	To reflect an impairment charge of $61.0 million ($60.6 million after tax) recorded in discontinued operations against Goodwill for the three months ended March 31, 2006.

(C)	To reflect approximately $9.5 million in tax expense generated upon closing of the sale, primarily related to book and tax basis differences in goodwill. The other tax adjustments relate to the reversal of temporary differences primarily associated with fixed assets and intangible assets of the divested businesses and the usage of net operating losses to offset the income tax gain from the sale of the divested businesses.

Pro Forma Consolidated Statement of Income (Unaudited)
Year Ended December 31, 2005

			Pro Forma
(In Millions of Dollars Except Per Share Data)	As Reported	FIIS Disposition	Results of Operations

Net sales	$4,039.2	$(392.2)	$3,647.0
Royalties and other revenues	3.5	(0.1)	3.4

Total revenues	4,042.7	(392.3)	3,650.4

Cost of sales	3,048.9	(330.0)	2,718.9
Selling and administrative expenses	367.7	(17.2)	350.5
Research, testing and development expenses	204.8	(4.0)	200.8
Amortization of intangible assets	25.2	(1.7)	23.5
Restructuring and impairment charges	22.2	–	22.2

Total costs and expenses	3,668.8	(352.9)	3,315.9

Other (expense) income - net	(2.0)	2.8	0.8
Interest income	8.1	–	8.1
Interest expense	(105.1)	–	(105.1)

Income from continuing operations before income taxes	274.9	(36.6)	238.3
Provision for income taxes	93.6	(13.9)	79.7

Income from continuing operations	$181.3	$(22.7)	$158.6

Basic earnings from continuing operations per share	$2.67	$(0.34)	$2.33

Diluted earnings from continuing operations per share	$2.63	$(0.32)	$2.31

Pro Forma Consolidated Statement of Income (Unaudited)
Year Ended December 31, 2004

			Pro Forma
(In Millions of Dollars Except Per Share Data)	As Reported	FIIS Disposition	Results of Operations

Net sales	$3,108.9	$(231.6)	$2,877.3
Royalties and other revenues	3.9	–	3.9

Total revenues	3,112.8	(231.6)	2,881.2

Cost of sales	2,327.2	(210.0)	2,117.2
Selling and administrative expenses	297.1	(11.5)	285.6
Research, testing and development expenses	188.9	(3.4)	185.5
Amortization of intangible assets	18.0	(1.1)	16.9
Write-off of acquired in-process research and development	34.0	–	34.0
Restructuring and impairment charges	37.9	–	37.9

Total costs and expenses	2,903.1	(226.0)	2,677.1

Other income – net	5.3	–	5.3
Interest income	4.8	–	4.8
Interest expense	(77.1)	–	(77.1)

Income from continuing operations before income taxes	142.7	(5.6)	137.1
Provision for income taxes	52.1	(2.3)	49.8

Income from continuing operations	$90.6	$(3.3)	$87.3

Basic earnings from continuing operations per share	$1.63	$(0.06)	$1.57

Diluted earnings from continuing operations per share	$1.62	$(0.06)	$1.56

Pro Forma Consolidated Statement of Income (Unaudited)
Year Ended December 31, 2003

			Pro Forma
(In Millions of Dollars Except Per Share Data)	As Reported	FIIS Disposition	Results of Operations

Net sales	$2,017.3	$(36.0)	$1,981.3
Royalties and other revenues	3.0	–	3.0

Total revenues	2,020.3	(36.0)	1,984.3

Cost of sales	1,484.4	(26.2)	1,458.2
Selling and administrative expenses	196.7	(5.9)	190.8
Research, testing and development expenses	165.3	(0.9)	164.4
Amortization of intangible assets	4.9	(0.2)	4.7
Restructuring and impairment charges	22.5	–	22.5

Total costs and expenses	1,873.8	(33.2)	1,840.6

Other income – net	3.3	–	3.3
Interest income	3.8	–	3.8
Interest expense	(25.1)	–	(25.1)

Income from continuing operations before income taxes	128.5	(2.8)	125.7
Provision for income taxes	37.9	(1.1)	36.8

Income from continuing operations	$90.6	$(1.7)	$88.9

Basic earnings from continuing operations per share	$1.76	$(0.04)	$1.72

Diluted earnings from continuing operations per share	$1.75	$(0.04)	$1.71